Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is entered into by William F. Weissman, an Illinois resident (the “Executive”), and Rubicon Technology, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has decided to terminate the employment of the Executive, without cause, in order to replace him with a Chief Executive Officer and President with skills it believes are better suited to the current business plan of the Corporation, and the Executive has agreed to resign his employment with the Company so long as it does not adversely affect the benefits to which he is entitled as the result of his employment being terminated without cause;

WHEREAS, Sections 4(b) and 4(c) of the Executive’s Executive Employment Agreement dated February 18, 2015, as amended (the “Executive Employment Agreement,” a copy of which is attached hereto as Exhibit A), each requires thirty (30) calendar days written notice prior to the termination of the Executive’s employment;

WHEREAS, the Executive is entitled to certain severance benefits in the event of a termination without cause pursuant to Section 4(b) of the Executive Employment Agreement, conditioned upon his providing a complete release agreeable in form and substance to the Company, but Executive is not entitled to any severance benefits in the event of a resignation pursuant to Section 4(c) of the Executive Employment Agreement; and

WHEREAS, the Executive and the Company have agreed to waive the notice period of Section 4(c) of the Executive Employment Agreement, and provide the Executive with the severance benefits available pursuant to Section 4(b) of the Executive Employment Agreement, in exchange for the Executive executing the complete release referenced in Section 4(b) of the Executive Employment Agreement.

The Executive and the Company agree as follows:

1.       Resignations and Return of Property.

The Executive hereby resigns as Chief Executive Officer and President and as a member of the Board of Directors of the Company, effective as of March 17, 2017. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession shall be promptly returned to the Company; provided, that, the Executive may keep one copy of any items as he may reasonably expect to use to protect his rights under this Agreement or to perform such consulting services as the Company has indicated it intends to request of him during the transition after the date hereof. The Executive shall be entitled to keep his laptop computer and all information thereon; provided that, upon the request of the Company, the Executive will delete all Company information from the laptop computer other than any information he is entitled to retain pursuant to the foregoing.

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2.       General Release and Waiver of Claims.

(a)       Release. In consideration of the payments and benefits provided to the Executive pursuant to this Agreement, and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, attorneys, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Agreement; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under this Agreement and (ii) any indemnification rights the Executive may have under the Executive Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. This paragraph 2(a) does not apply to any Claims arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in paragraph 2(b) of this Agreement.

(b)       Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date Executive signs this this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following:

(i) the Executive is hereby advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney;

(ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing regarding this Agreement;

(iii) the Executive knowingly and voluntarily accepts the terms of this Agreement;

and

(iv) the Executive is providing this release only in exchange for consideration in addition to anything of value to which the Executive is already entitled.

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(c)       Right to Revoke. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph. To be effective any such written revocation notice must be received by Mardel Graffy, Chief Financial Officer, Rubicon Technology, Inc., 900 East Green Street, Unit A, Bensenville, IL 60106, no later than 5:00 p.m. on the seventh (7th) day following the date on which he signs this General Release Agreement.

The “Effective Date” of this Agreement shall be the eighth day following the date on which Executive signs this General Release Agreement, so long as the Executive has not timely revoked it in accordance with this paragraph 2(c).

(d)       No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this General Release Agreement. The Company may assign this General Release Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3.       Severance Benefits. Once this Agreement becomes effective, the Executive shall be entitled to the benefits specified in paragraph 4(b) of the Executive Employment Agreement, including payment of thirty (30) days of his current Annual Salary in lieu of the notice period otherwise required under paragraph 4(b) of the Executive Employment Agreement. In addition, the Company and the Executive will enter into an agreement amending the Option Agreement with the Executive, dated November 30, 2015 for 277,778 options, to extend the date to which those options may be exercised to March 17, 2019. If, for any reason, such an amendment is not executed by the parties, this paragraph will serve as such amendment without further action by the parties.

4.       Proceedings.

(a)       General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in paragraphs 4(b) and 4(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)       Proceedings Under ADEA. Paragraph 4(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in paragraph 2(b) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

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(c)       Certain Administrative Proceedings. In addition, paragraph 4(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

5.       Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him pursuant to the Executive Employment Agreement or terminate any benefits or payments that are subsequently due under the Executive Employment Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Executive Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Executive Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Executive Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

6.       Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

7.       Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

8.       Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Illinois applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Chicago, Illinois.

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9.       Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Board of Directors

Rubicon Technology, Inc.

Unit A

900 East Green Street

Bensenville, Illinois 60106

To the Executive:

William F. Weisman

28156 Jerome Avenue

Wheaton, Illinois 60187

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

[SIGNATURES ON FOLLOWING PAGE]

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THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT IT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM. THE EXECUTIVE HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES CONTENTS OF THIS AGREEMENT, AND THAT HE HEREBY EXECUTES THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date below set forth.

"COMPANY"		"EXECUTIVE"

RUBICON TECHNOLOGY, INC.

By:	/s/ Don N. Aquilano	/s/ William F. Weissman
	Don N. Aquilano Chairman of the Board	William F. Weissman Dated as of March 16, 2017

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